EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports Fourth Quarter and Full Fiscal Year 2018 Results

-- Solid Fourth Quarter Results Reflect Positive Comps at Tommy Bahama and Lilly Pulitzer --
-- Delivers Strong Full-Year Earnings Growth --
-- Board of Directors Authorizes 9% Increase in Quarterly Dividend --
-- Expects Continued Sales and Earnings Growth in Fiscal 2019 --

ATLANTA, March 28, 2019 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM) today announced financial results for its fourth quarter and fiscal 2018 year ended February 2, 2019.  Consolidated net sales increased 2% to $298.5 million in the 13-week fourth quarter compared to $293.2 million in the 14-week fourth quarter of fiscal 2017. Earnings from continuing operations on a GAAP basis were $0.99 per share in the fourth quarter of fiscal 2018 as compared to $1.41 per share in the same period of the prior year.  Adjusted earnings from continuing operations increased to $1.08 per share in the fourth quarter of fiscal 2018 from $0.93 per share in the fourth quarter of fiscal 2017. These adjusted results exclude the prior year revaluation of deferred taxes associated with tax reform as well as the impact of LIFO accounting, among other items.

Full fiscal year consolidated net sales increased 2% to $1.107 billion in fiscal 2018. Full fiscal year earnings per share from continuing operations on a GAAP basis increased by 2% to $3.94 compared to $3.87 in the prior year. Adjusted earnings from continuing operations increased by 18% to $4.32 per share compared to $3.66 per share in fiscal 2017.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “Oxford’s fiscal 2018 was solid with a 4% comparable sales increase, gross margin expansion and significant earnings growth. Central to our success was the ability of Tommy Bahama and Lilly Pulitzer, which make up over 85% of our revenue, to continue shifting consumer demand towards their own stores and websites. Underscoring our progress on this important front, our e-commerce business was our fastest growing channel in fiscal 2018, increasing 270 basis points to 21% of total full year revenue. At the same time, our brands strengthened their wholesale positioning by strategically limiting distribution to a select group of premium partners.”

“I am extremely pleased with how well each of our brands continues to navigate the challenges of the rapidly changing marketplace.  Lilly Pulitzer remains strong, aspirational and relevant to an affluent and multigenerational customer base.  In 2018, Lilly Pulitzer delivered another year of outstanding results with 9% top line growth, positive comps in all four quarters and an operating margin of over 17%.  Tommy Bahama’s positive momentum continued in 2018 as their operational focus delivered improvements in both gross and operating margin, while Southern Tide contributed to our 2018 success with an 11% sales increase and a 13% operating margin.”

Mr. Chubb continued, “Looking ahead, our focus remains on driving long-term value to our shareholders.  In 2019, our plan calls for a modest top-line increase with e-commerce growth outpacing our other channels of distribution.  With respect to our physical footprint, future expansion will be at a measured pace as we prudently manage bricks and mortar investments. We will focus on select opportunities we believe represent the highest return potential such as Tommy Bahama Marlin Bar locations and Lilly Pulitzer stores in newer, underpenetrated markets.  On the wholesale front, we have reduced our department store exposure to 12% of our total sales and are not expecting further reductions in 2019.”

Mr. Chubb concluded, “We expect solid increases in operating income and EPS in fiscal 2019.  As has been widely reported, February was challenging for much of the retail industry which will soften our first quarter results a bit. But as the weather improved, so has our business and we are confident in our plans for profitable growth in 2019.  Our optimism is grounded in our talented, hard-working team and we are grateful for their dedication and commitment to delighting our customers every single day.”

Consolidated Operating Results

Fourth quarter fiscal 2018 net sales increased to $298.5 million compared to $293.2 million in the prior year period, including a 2% comparable store sales increase. For the full 2018 fiscal year, net sales increased to $1.107 billion compared to $1.086 billion in the prior year, including a 4% comparable store sales increase.

Gross profit in the fourth quarter increased to $164.4 million compared to $162.1 million in the same period of the prior year. Gross margin in the fourth quarter of fiscal 2018 was 55.1% compared to 55.3% in the fourth quarter of fiscal 2017 and adjusted gross margin in the fourth quarter of fiscal 2018 was 55.3% compared to 56.7% in the fourth quarter of fiscal 2017. Gross profit for the full year was $637.1 million compared to $612.6 million in the prior year.  Gross margin for the full year was 57.5% compared to 56.4% in fiscal 2017 on a GAAP basis and adjusted gross margin in fiscal 2018 was 57.7% compared to 57.2% in fiscal 2017.

In the fourth quarter of fiscal 2018, SG&A was $145.8 million, or 48.8% of net sales, compared to $147.3 million, or 50.3% of net sales, in the prior year’s fourth quarter. For the full year, SG&A was $560.5 million, or 50.6% of net sales, compared to $540.5 million, or 49.8% of net sales, in the prior year.

For the fourth quarter of fiscal 2018, royalties and other operating income were $3.4 million compared to $3.8 million in the fourth quarter of fiscal 2017.  Royalties and other operating income for the full year were $14.0 million compared to $13.9 million in fiscal 2017.

Operating income in the fourth quarter was $22.0 million compared to $18.5 million in the same period of the prior year. On an adjusted basis, operating income was $24.1 million compared to $23.5 million in the fourth quarter of fiscal 2017.  For the full 2018 fiscal year, operating income was $90.6 million compared to $86.0 million in fiscal 2017.  For the full year, on an adjusted basis, operating income was $98.2 million in fiscal 2018 compared to $97.8 million in the prior year.

Interest expense for the fourth quarter of fiscal 2018 was $0.4 million compared to $0.8 million in the fourth quarter of fiscal 2017.  Interest expense for the full year was $2.3 million compared to $3.1 million in fiscal 2017.

Income taxes in the fourth quarter for both fiscal 2017 and fiscal 2018 benefited from certain discrete items. The fourth quarter of fiscal 2017 included an $11.5 million benefit from the revaluation of deferred taxes due to U.S. tax reform enactment.  As a result, the Company had an effective tax rate benefit of 34% for the period.  In fiscal 2018, the Company’s effective tax rate in the fourth quarter was 23%.

Balance Sheet and Liquidity

Inventory increased to $160.7 million at February 2, 2019 from $126.8 million at the end of the fourth quarter of fiscal 2017. The increase was primarily due to inventory levels required to support higher planned sales and $16 million of additional inventory in transit from foreign manufacturers due to the timing of Chinese New Year.

As of February 2, 2019, the Company had $13.0 million of borrowings outstanding under its revolving credit agreement compared to $45.8 million in the prior year. The Company ended the quarter with $253.7 million of unused availability under its $325 million revolving credit agreement.

In the full 2018 fiscal year, cash provided by operating activities was $96.4 million and free cash flow was $59.3 million. The Company paid dividends of $23.1 million in fiscal 2018.

Outlook for the Full Year and First Quarter of Fiscal 2019

For the full 2019 fiscal year, which ends on February 1, 2020, the Company expects net sales to grow to between $1.135 billion and $1.155 billion as compared to fiscal 2018 net sales of $1.107 billion.  In fiscal 2019, GAAP earnings per share are expected to be between $4.42 and $4.62. Adjusted earnings per share are expected to be between $4.45 and $4.65. This compares to earnings on a GAAP basis of $3.94 per share and adjusted earnings of $4.32 per share in fiscal 2018.

The Company’s interest expense is expected to be approximately $2 million and its effective tax rate for fiscal 2019 is expected to be approximately 26%.

For the first quarter of fiscal 2019, ending May 4, 2019, the Company expects net sales in a range of $270 million to $280 million, as compared to $272.6 million in the first quarter of fiscal 2018. GAAP earnings per share are expected to be between $1.14 and $1.24 and adjusted earnings per share are expected to be between $1.15 and $1.25, as compared to GAAP results of $1.23 per share and adjusted results of $1.28 per share achieved in the first quarter of fiscal 2018.

Capital expenditures in fiscal 2019 are expected to be between $45 million and $50 million, compared to $37 million in fiscal 2018, primarily reflecting investments in information technology initiatives, new retail stores and Marlin Bars, and investments to remodel existing retail stores and restaurants.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.37 per share payable on May 3, 2019 to shareholders of record as of the close of business on April 18, 2019. This represents a 9% increase from the dividend paid in the fourth quarter of fiscal 2018 reflecting the Company’s commitment to returning value to its shareholders. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 11, 2019 by dialing (412) 317-6671 access code 2036587.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Fiscal 2017, which ended February 3, 2018, was a 53-week year with the extra week included in the fourth quarter. Both fiscal 2018 and fiscal 2019 are 52-week years.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because fiscal 2017 had 53 weeks, each fiscal week in fiscal 2018 started one calendar week later than in fiscal 2017. To provide a more accurate assessment of the Company’s fiscal 2018 comparable store productivity, the Company presents fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the fiscal 2018 period to the comparable calendar period in the preceding year. Thus, comparable store sales for the fourth quarter of fiscal 2018 compare sales in the 13-week period ended February 2, 2019 to the 13-week period ended February 3, 2018.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and of planned capital expenditures; weather; changes in international, federal or state tax, trade and other laws and regulations; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities, including our ability to timely recognize expected synergies from any acquisitions; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect the consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 3, 2018 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	February 2, 2019	February 3, 2018
ASSETS
Current Assets
Cash and cash equivalents	$8,327	$6,343
Receivables, net	69,037	67,542
Inventories, net	160,656	126,812
Prepaid expenses and other current assets	31,768	35,421
Total Current Assets	$269,788	$236,118
Property and equipment, net	192,576	193,533
Intangible assets, net	176,176	178,858
Goodwill	66,621	66,703
Other non-current assets, net	22,093	24,729
Total Assets	$727,254	$699,941
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$81,612	$68,267
Accrued compensation	24,226	29,941
Other accrued expenses and liabilities	36,371	36,802
Total Current Liabilities	$142,209	$135,010
Long-term debt	12,993	45,809
Other non-current liabilities	75,286	74,029
Deferred taxes	18,411	15,269
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,959	16,839
Additional paid-in capital	142,976	136,664
Retained earnings	323,515	280,395
Accumulated other comprehensive loss	(5,095)	(4,074)
Total Shareholders' Equity	$478,355	$429,824
Total Liabilities and Shareholders' Equity	$727,254	$699,941

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
Net sales	$298,535	$293,179	$1,107,466	$1,086,211
Cost of goods sold	134,133	131,102	470,342	473,579
Gross profit	$164,402	$162,077	$637,124	$612,632
SG&A	145,761	147,324	560,508	540,517
Royalties and other operating income	3,360	3,762	13,976	13,885
Operating income	$22,001	$18,515	$90,592	$86,000
Interest expense, net	411	754	2,283	3,109
Earnings from continuing operations before income taxes	$21,590	$17,761	$88,309	$82,891
Income taxes	4,911	(5,982)	22,018	18,190
Net earnings from continuing operations	$16,679	$23,743	$66,291	$64,701
Income from discontinued operations, net of taxes	—	389	—	389
Net earnings	$16,679	$24,132	$66,291	$65,090

Net earnings from continuing operations per share:
Basic	$1.00	$1.43	$3.97	$3.90
Diluted	$0.99	$1.41	$3.94	$3.87
Income from discontinued operations, net of taxes, per share:
Basic	$—	$0.02	$—	$0.02
Diluted	$—	$0.02	$—	$0.02
Net earnings per share:
Basic	$1.00	$1.45	$3.97	$3.92
Diluted	$0.99	$1.44	$3.94	$3.89
Weighted average shares outstanding:
Basic	16,698	16,624	16,678	16,600
Diluted	16,890	16,802	16,842	16,734
Dividends declared per share	$0.34	$0.27	$1.36	$1.08

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fiscal 2018	Fiscal 2017
Cash Flows From Operating Activities:
Net earnings	$66,291	$65,090
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	39,880	39,998
Amortization of intangible assets	2,610	2,404
Equity compensation expense	7,327	6,413
Amortization of deferred financing costs	424	431
Change in fair value of contingent consideration	970	—
Deferred income taxes	2,927	1,817
Changes in working capital, net of acquisitions and dispositions, if any:
Receivables, net	(1,560)	(8,270)
Inventories, net	(36,518)	19,504
Prepaid expenses	5,848	(10,479)
Current liabilities	5,081	1,287
Other balance sheet changes	3,097	398
Cash provided by operating activities	$96,377	$118,593
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	$(354)	$(15,529)
Purchases of property and equipment	(37,043)	(38,748)
Cash used in investing activities	$(37,397)	$(54,277)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	$(290,526)	$(295,326)
Proceeds from revolving credit arrangements	257,710	249,625
Proceeds from issuance of common stock	1,456	1,383
Repurchase of stock awards for employee tax withholding liabilities	(2,351)	(2,206)
Cash dividends declared and paid	(23,054)	(18,188)
Cash used in financing activities	$(56,765)	$(64,712)
Net change in cash and cash equivalents	$2,215	$(396)
Effect of foreign currency translation on cash and cash equivalents	(231)	407
Cash and cash equivalents at the beginning of year	6,343	6,332
Cash and cash equivalents at the end of year	$8,327	$6,343
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,108	$2,773
Cash paid for income taxes	$13,609	$20,653

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	% Change	Fiscal 2018	Fiscal 2017	% Change
Tommy Bahama
Net sales	$192.4	$202.1	(4.8)%	$675.4	$686.0	(1.6)%
Gross profit	$117.5	$120.6	(2.6)%	$413.5	$410.0	0.8%
Gross margin	61.1%	59.7%		61.2%	59.8%
Operating income	$23.4	$22.9	1.9%	$53.1	$55.0	(3.4)%
Operating margin	12.1%	11.3%		7.9%	8.0%
Lilly Pulitzer
Net sales	$63.8	$56.9	12.2%	$272.3	$248.9	9.4%
Gross profit	$32.6	$33.7	(3.3)%	$165.5	$155.4	6.5%
Gross margin	51.1%	59.3%		60.8%	62.4%
Operating income	$3.4	$3.0	14.4%	$47.2	$46.6	1.4%
Operating margin	5.4%	5.3%		17.3%	18.7%
Lanier Apparel
Net sales	$27.7	$22.5	22.7%	$100.5	$106.9	(6.0)%
Gross profit	$8.0	$6.1	29.4%	$28.8	$32.5	(11.2)%
Gross margin	28.7%	27.3%		28.7%	30.4%
Operating income (loss)	$1.6	$(0.1)	NM	$5.1	$6.5	(22.7)%
Operating margin	5.8%	(0.5)%		5.0%	6.1%
Southern Tide
Net sales	$10.5	$9.7	8.4%	$45.2	$40.9	10.5%
Gross profit	$5.3	$4.4	20.5%	$22.6	$20.2	11.6%
Gross margin	50.1%	45.1%		49.9%	49.4%
Operating income	$1.3	$0.7	71.0%	$5.7	$4.5	25.7%
Operating margin	12.0%	7.6%		12.5%	11.0%
Corporate and Other
Net sales	$4.2	$2.0	106.2%	$14.1	$3.5	306.4%
Gross profit	$1.1	$(2.7)	NM	$6.8	$(5.5)	NM
Operating loss	$(7.6)	$(8.0)	4.6%	$(20.5)	$(26.7)	23.1%
Consolidated
Net sales	$298.5	$293.2	1.8%	$1,107.5	$1,086.2	2.0%
Gross profit	$164.4	$162.1	1.4%	$637.1	$612.6	4.0%
Gross margin	55.1%	55.3%		57.5%	56.4%
SG&A	$145.8	$147.3	(1.1)%	$560.5	$540.5	3.7%
SG&A as % of net sales	48.8%	50.3%		50.6%	49.8%
Operating income	$22.0	$18.5	18.8%	$90.6	$86.0	5.3%
Operating margin	7.4%	6.3%		8.2%	7.9%
Earnings from continuing operations before income taxes	$21.6	$17.8	21.6%	$88.3	$82.9	6.5%
Net earnings from continuing operations	$16.7	$23.7	(29.8)%	$66.3	$64.7	2.5%
Net earnings from continuing operations per diluted share	$0.99	$1.41	(29.8)%	$3.94	$3.87	1.8%
Weighted average shares outstanding - diluted	16.9	16.8	0.5%	16.8	16.7	0.6%
	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017		Fiscal 2018	Fiscal 2017
ADJUSTMENTS
LIFO adjustments included in Corporate and Other(1)	$0.7	$4.1		$0.8	$7.8
Inventory step-up charges included in Lilly Pulitzer(2)	$0.0	$0.0		$0.0	$1.0
Inventory step-up charges included in Corporate and Other(3)	$0.0	$0.1		$0.2	$0.1
Amortization of Tommy Bahama Canadian intangible assets(4)	$0.2	$0.4		$1.4	$1.5
Amortization of Lilly Pulitzer Signature Store intangible assets(5)	$0.1	$0.1		$0.4	$0.2
Amortization of Southern Tide intangible assets(6)	$0.1	$0.1		$0.3	$0.3
Tommy Bahama Japan restructuring charges(7)	$0.0	$0.0		$3.7	$0.0
Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions(8)	$0.0	$0.3		$0.0	$0.9
Change in fair value of contingent consideration included in Corporate and Other(9)	$1.0	$0.0		$1.0	$0.0
Impact of income taxes for above adjustments(10)	$(0.5)	$(1.7)		$(1.1)	$(3.9)
Impact of U.S. Tax Reform(11)	$0.0	$(11.5)		$0.0	$(11.5)
Adjustment to net earnings from continuing operations(12)	$1.6	$(8.1)		$6.5	$(3.5)
AS ADJUSTED
Tommy Bahama
Net sales	$192.4	$202.1	(4.8)%	$675.4	$686.0	(1.6)%
Gross profit	$117.5	$120.6	(2.6)%	$413.9	$410.0	1.0%
Gross margin	61.1%	59.7%		61.3%	59.8%
Operating income	$23.6	$23.3	1.3%	$58.2	$56.5	3.0%
Operating margin	12.3%	11.5%		8.6%	8.2%
Lilly Pulitzer
Net sales	$63.8	$56.9	12.2%	$272.3	$248.9	9.4%
Gross profit	$32.6	$33.7	(3.2)%	$165.5	$156.4	5.8%
Gross margin	51.1%	59.2%		60.8%	62.8%
Operating income	$3.5	$3.3	5.1%	$47.6	$48.7	(2.2)%
Operating margin	5.5%	5.9%		17.5%	19.6%
Lanier Apparel
Net sales	$27.7	$22.5	22.7%	$100.5	$106.9	(6.0)%
Gross profit	$8.0	$6.1	29.4%	$28.8	$32.5	(11.2)%
Gross margin	28.7%	27.3%		28.7%	30.4%
Operating income (loss)	$1.6	$(0.1)	NM	$5.1	$6.5	(22.7)%
Operating margin	5.8%	(0.5)%		5.0%	6.1%
Southern Tide
Net sales	$10.5	$9.7	8.4%	$45.2	$40.9	10.5%
Gross profit	$5.3	$4.4	20.5%	$22.6	$20.2	11.6%
Gross margin	50.1%	45.1%		49.9%	49.4%
Operating income	$1.3	$0.8	64.7%	$6.0	$4.8	24.2%
Operating margin	12.7%	8.4%		13.2%	11.7%
Corporate and Other
Net sales	$4.2	$2.0	106.2%	$14.1	$3.5	306.4%
Gross profit	$1.8	$1.4	NM	$7.7	$2.5	NM
Operating loss	$(6.0)	$(3.8)	(57.0)%	$(18.6)	$(18.7)	0.7%
Consolidated
Net sales	$298.5	$293.2	1.8%	$1,107.5	$1,086.2	2.0%
Gross profit	$165.1	$166.2	(0.7)%	$638.5	$621.6	2.7%
Gross margin	55.3%	56.7%		57.7%	57.2%
SG&A	$144.4	$146.5	(1.4)%	$554.3	$537.7	3.1%
SG&A as % of net sales	48.4%	50.0%		50.0%	49.5%
Operating income	$24.1	$23.5	2.3%	$98.2	$97.8	0.4%
Operating margin	8.1%	8.0%		8.9%	9.0%
Earnings from continuing operations before income taxes	$23.6	$22.8	3.9%	$95.9	$94.7	1.3%
Net earnings from continuing operations	$18.3	$15.6	17.1%	$72.8	$61.2	18.9%
Net earnings from continuing operations per diluted share	$1.08	$0.93	16.1%	$4.32	$3.66	18.0%

Free Cash Flow				Fiscal 2018	Fiscal 2017
Cash provided by operating activities				$ 96.4	$ 118.6
Purchases of property and equipment				$ (37.0)	$ (38.7)
Free Cash Flow(12)				$ 59.3	$ 79.8

	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
	Actual	Guidance(13)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$0.99	$0.94 - $1.09	$1.41	$3.94	$3.87
LIFO adjustments(14)	$0.03	$0.00	$0.15	$0.03	$0.29
Inventory step-up charges(15)	$0.00	$0.00	$0.00	$0.01	$0.04
Amortization of recently acquired intangible assets(16)	$0.02	$0.02	$0.03	$0.11	$0.11
Tommy Bahama Japan restructuring(17)	$0.00	$0.00	$0.00	$0.19	$0.00
Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions(18)	$0.00	$0.00	$0.01	$0.00	$0.03
Change in fair value of contingent consideration(19)	$0.04	$0.00	$0.00	$0.04	$0.00
Impact of U.S. Tax Reform(11)	$0.00	$0.00	$(0.68)	$0.00	$(0.69)
As adjusted(12)	$1.08	$0.96 - $1.11	$0.93	$4.32	$3.66

	First Quarter Fiscal 2019	First Quarter Fiscal 2018	Fiscal 2019	Fiscal 2018
	Guidance(20)	Actual	Guidance(20)	Actual
Net earnings per diluted share:
GAAP basis	$1.14 - $1.24	$1.23	$4.42 - $4.62	$3.94
LIFO adjustments(14)	$0.00	$0.01	$0.00	$0.03
Inventory step-up charges(15)	$0.00	$0.01	$0.00	$0.01
Amortization of recently acquired intangible assets(16)	$0.01	$0.03	$0.03	$0.11
Tommy Bahama Japan restructuring(17)	$0.00	$0.00	$0.00	$0.19
Change in fair value of contingent consideration(19)	$0.00	$0.00	$0.00	$0.04
As adjusted(12)	$1.15 - $1.25	$1.28	$4.45 - $4.65	$4.32

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charges included in Lilly Pulitzer represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores in Fiscal 2017. These charges are included in cost of goods sold in Lilly Pulitzer.
(3) Inventory step-up charges included in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the acquisition of The Beaufort Bonnet Company business, which is referred to as TBBC, in Fiscal 2017. These charges are included in cost of goods sold in Corporate and Other.
(4) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.

(5) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(7) Tommy Bahama Japan restructuring charges represent the impact of the closure of the Tommy Bahama Ginza flagship retail-restaurant location and related restructure and downsizing of the Tommy Bahama business in Japan, consisting of lease termination fees, premises reinstatement, severance, inventory markdowns and non-cash asset impairment charges. These charges are included in Tommy Bahama, with all charges included in SG&A except for $0.5 million of inventory markdowns which are included in cost of goods sold.
(8) Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions represent the transaction/integration costs associated with Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These transaction/integration costs are included in SG&A in Lilly Pulitzer. These costs include consulting and transition fees and other amounts paid to third parties.
(9) Change in fair value of contingent consideration included in Corporate and Other represents the impact of the change in the fair value of contingent consideration related to the TBBC acquisition. These charges are included in SG&A in Corporate and Other.
(10) Impact of income taxes for above adjustments represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(11) Impact of U.S. Tax Reform represents the estimated tax impact of the Tax Cuts and Jobs Act as enacted on December 22, 2017 ("U.S. Tax Reform").The amount included in Fiscal 2017 primarily represents the provisional estimate for the impact of the revaluation of deferred tax assets and deferred tax liabilities as a result of the federal tax rate decreasing from 35% to 21%. During Fiscal 2018 there were no material adjustments to the provisional amounts recognized in Fiscal 2017.
(12) Amounts in columns may not add due to rounding.
(13) Guidance as issued on December 12, 2018.
(14) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future period presented.
(15) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to Lilly Pulitzer's acquisitions of certain Lilly Pulitzer Signature Stores and the acquisition of TBBC, as applicable.
(16) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(17) Tommy Bahama Japan restructuring charges represent the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(18) Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions represent the impact, net of income taxes, on net earnings per diluted share relating to transaction/integration costs associated with Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores in Fiscal 2017. These costs include consulting and transition fees and other amounts paid to third parties.
(19) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(20) Guidance as issued on March 28, 2019.

Comparable Store Sales Change
The Company's disclosures for comparable store sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Comparable store sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively. Additionally, comparable store sales for Fiscal 2018 are calculated on a calendar-adjusted, rather than fiscal, basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year and the Fourth Quarter of Fiscal 2018 is on a 13 week to 13 week calendar-adjusted basis.
	Q1	Q2	Q3	Q4	Full Year
Oxford Total
Fiscal 2018	1%	7%	7%	2%	4%
Fiscal 2017	2%	1%	4%	6%	3%
Tommy Bahama
Fiscal 2018	(1)%	8%	5%	2%	3%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2018	7%	6%	15%	3%	7%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Retail Location Count
	Prior Year Q4	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2018
Tommy Bahama
Full-price retail store	110	111	111	113	113
Retail-restaurant	18	18	18	17	17
Outlet	38	38	38	38	37
Total Tommy Bahama	166	167	167	168	167
Lilly Pulitzer	57	59	60	60	62
Oxford Total	223	226	227	228	229

Fiscal 2017
Tommy Bahama
Full-price retail store	111	112	111	111	110
Retail-restaurant	17	17	17	18	18
Outlet	40	40	39	38	38
Total Tommy Bahama	168	169	167	167	166
Lilly Pulitzer	40	41	50	57	57
Oxford Total	208	210	217	224	223

Contact:      Anne M. Shoemaker
Telephone:  (404) 653-1455
E-mail:        InvestorRelations@oxfordinc.com